Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE (CALIFORNIA)

This Separation Agreement and Release (this “Agreement”) is made by and between Ying Wu (“Employee”) and UTStarcom, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually, referred to as a “Party”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

WHEREAS, concurrently with this Agreement, Employee and UTStarcom (China) Co., Ltd. are entering into the Separation Agreement and Release (China) dated even date herewith and attached as Exhibit B (the “China Release”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.     Consideration.

a.     The Company agrees to provide Employee with a lump sum payment of twelve (12) months of Employee’s base salary as in effect as of the date of such termination plus an additional one hundred thousand ($100,000) dollars, less applicable withholding, payable within ten (10) days after the Effective Date of this Agreement.

b.     In addition to the general release of claims contained in this Agreement, Employee agrees that as a condition precedent to receipt of the payment set forth in Section 1.a. above, Employee will also execute and not revoke the China Release attached as Exhibit B.

2.     General Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation, any and all claims:  for violation of any federal, state, or municipal statute, except as prohibited by law; for violation of the federal or any state constitution; relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company; relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship; arising out of any other laws and regulations relating to employment or employment discrimination; for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; for wrongful discharge of employment or any theory based on contract, common law, or any statute; and for fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, and slander.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967, as set forth in Exhibit A.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to:  (1) Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission or comparable state agency against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

3.     California Civil Code Section 1542.  Employee acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

4.     Employment Relationship.  The Parties acknowledge and agree that the employment relationship between the Parties terminated on June 1, 2007.

5.     Non-Disparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

6.     Company Property.  Employee acknowledges that he has returned to the Company all company property, including but not limited to his computer laptop, and any documents that were in his possession, custody, or control prior to the Effective Date.

7.     Effective Date.  Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

8.     Voluntary Execution of Agreement.  Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:  he has read this Agreement; he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; he understands the terms and consequences of this Agreement and of the releases it contains; and he is fully aware of the legal and binding effect of this Agreement.

9.     Integration.  This Agreement, the China Release and any outstanding stock option agreements between the Parties represent the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral.

10.   Choice of Law.  The validity, interpretation, construction and performance of this Agreement, but not the China Release, shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

YING WU, an individual

Dated: July 25, 2008	/s/ Ying Wu
Ying Wu

UTSTARCOM, INC.

Dated: July 25, 2008	By	/s/ Susan Marsch
Susan Marsch, Vice President and General Counsel

EXHIBIT A

Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

EXHIBIT B

SEPARATION AGREEMENT AND RELEASE (CHINA)

This Separation Agreement and Release (this “China Release”) is made by and between Ying Wu (“Employee”) and UTStarcom (China) Co., Ltd. (the “Company”) (collectively, referred to as the “Parties” or individually, referred to as a “Party”).

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

WHEREAS, concurrently with this Agreement, Employee and UTStarcom, Inc. are entering into the Separation Agreement and Release (California) dated even date herewith and to which this China Release is attached as Exhibit B (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.        Consideration.  The Company agrees to provide Employee the consideration set forth in Section 1 of the Agreement, which is a lump sum payment of twelve (12) months of Employee’s base salary as in effect as of the date of such termination plus an additional one hundred thousand USD ($100,000) dollars, (subject to and reduced by the individual income tax), payable within ten (10) days after the Effective Date of the Agreement.

2.        Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation, any and all claims:  for violation of any applicable laws, except as prohibited by law; relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship; arising out of any other laws and regulations relating to employment or employment discrimination; for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; for wrongful discharge of employment or any theory based on contract, common law, or any statute; and for fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, and slander.

3.     Employment Relationship.  The Parties acknowledge and agree that the employment relationship between the Parties terminated on June 1, 2007.

4.     Non-Disparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

5.     Company Property.  Employee acknowledges that he has returned to the Company all company property, including but not limited to his computer laptop, and any documents that were in his possession, custody, or control prior to the Effective Date.

6.     Choice of Law.  The China Release is governed and construed by the laws of the People’s Republic of China.

7.     Dispute Process.  Any dispute arising from or relating to this China Release shall be submitted to the labor dispute arbitration tribunal in the place where the Company is located for arbitration.

8.     Integration.  The Agreement, including Exhibits A and B, together with any fully executed stock option agreements between the Parties, represent the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral.

9.     Effective Date.  Each Party has seven (7) days after that Party signs the Agreement and this Exhibit B to revoke it.  The Agreement will become effective on the eighth (8th) day after Employee signed the Agreement and this Exhibit B, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

10.   Voluntary Execution of Agreement.  Employee understands and agrees that he executed the Agreement, including this Exhibit B, voluntarily, without any duress or undue influence on the part of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees.  Employee acknowledges that:  he has read the Agreement; he has been represented in the preparation, negotiation, and execution of the Agreement by legal counsel of his own choice or has elected not to retain legal counsel; he understands the terms and consequences of the Agreement and of the releases it contains; and he is fully aware of the legal and binding effect of the Agreement and its Exhibits.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

YING WU, an individual

Dated: July 25, 2008	/s/ Ying Wu
Ying Wu

UTSTARCOM (China) Co., Ltd.

Dated: July 25, 2008	By	/s/ Hong Liang Lu
Hong Liang Lu, legal representative